UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): June 2, 2009
GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(770) 644-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 2, 2009, Graphic Packaging International, Inc. (“GPI”), a wholly-owned subsidiary of Graphic Packaging Holding Company (the “Company”), together with the Company, Graphic Packaging Corporation and certain subsidiaries of GPI, entered into a purchase agreement (the “Purchase Agreement”) with Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the initial purchasers named in the Purchase Agreement (the “Initial Purchasers”). Pursuant to the Purchase Agreement, GPI agreed to sell $245,000,000 aggregate principal amount of its 9 1/2% Senior Notes due 2017 (the “Senior Notes”) to the Initial Purchasers in a private placement in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended, at a price of 97.292 percent of the principal amount of the Senior Notes. The closing for the sale of the Senior Notes is subject to customary conditions and is expected to occur on or about June 16, 2009. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby GPI, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities and will contribute to payments the other party may be required to make in respect thereof.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.
Item 9.01 Financial Statements and Exhibits.
10.1	Purchase Agreement, dated June 2, 2009, among GPI, the Company, Graphic Packaging Corporation, the other Guarantors party thereto, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Date: June 3, 2009		Senior Vice President, General Counsel and Secretary